Exhibit 1


                               VOYAGER.NET, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                JUNE 30,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,329,741
  Accounts receivable, less allowance.......................     7,837,616
  Prepaid and other assets..................................     1,729,869
                                                              ------------
          Total current assets..............................    21,897,226
Property and equipment, net.................................    25,524,813
Intangible assets, net......................................    56,665,195
                                                              ------------
          Total assets......................................  $104,087,234
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $  3,157,610
  Accounts payable..........................................       805,961
  Other liabilities.........................................     2,898,448
  Deferred revenue..........................................    12,269,517
                                                              ------------
          Total current liabilities.........................    19,131,536
Commitments and contingencies:
Obligations under capital leases............................     2,116,236
Long-term debt..............................................    23,750,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 5,000,000 shares
     authorized, none outstanding...........................           --
  Common stock, $.0001 par value; authorized 50,000,000
     shares in 1999 and 2000; issued and outstanding
     31,650,108 and 31,654,758 in 1999 and 2000,
     respectively...........................................         2,712
  Additional paid-in capital................................   112,151,544
  Receivables for preferred and common stock................    (6,441,935)
  Notes and interest receivable, stockholder................    (5,768,418)
  Deferred compensation.....................................       161,420
  Accumulated deficit.......................................   (41,015,861)
                                                              ------------
          Total stockholders' equity........................    59,089,462
                                                              ------------
          Total liabilities and stockholders' equity........  $104,087,234
                                                              ============


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                THREE MONTHS ENDED            SIX MONTHS ENDED
                                                     JUNE 30,                     JUNE 30,
                                             -------------------------   --------------------------
                                                2000          1999           2000          1999
                                             -----------   -----------   ------------   -----------

Revenue:
  Internet access service..................  $18,444,717   $10,537,560   $ 36,484,158   $18,942,762
  Other....................................      173,064       176,339        245,901       290,363
                                             -----------   -----------   ------------   -----------
          Total revenue....................   18,617,781    10,713,899     36,730,059    19,233,125
                                             -----------   -----------   ------------   -----------
Operating expenses:
  Internet access service..................    7,398,439     3,602,005     14,628,026     6,391,681
  Sales and marketing......................    2,221,192     1,229,038      4,358,192     2,198,069
  General and administrative...............    5,931,172     3,081,402     11,912,961     5,544,602
  Depreciation and amortization............   10,166,904     5,004,953     18,377,773     8,531,777
  Compensation charge for issuance of
     common stock and stock options........       25,000     1,044,000         50,000     2,509,000
                                             -----------   -----------   ------------   -----------
          Total operating expenses.........   25,742,707    13,961,398     49,326,952    25,175,129
                                             -----------   -----------   ------------   -----------
Loss from operations before other income
  (expense)................................   (7,124,926)   (3,247,499)   (12,596,893)   (5,942,004)
                                             -----------   -----------   ------------   -----------
Other income (expense):
  Interest income..........................      266,077         4,822        515,076        31,594
  Interest expense.........................     (839,873)   (1,047,378)    (1,453,949)   (1,845,663)
  Other....................................     (218,262)           --       (258,969)           --
                                             -----------   -----------   ------------   -----------
          Total other expense..............     (792,058)   (1,042,556)    (1,197,842)   (1,814,069)
                                             -----------   -----------   ------------   -----------
Net loss...................................   (7,916,984)   (4,290,055)   (13,794,735)   (7,756,073)
Preferred stock dividends..................           --      (165,496)            --      (330,992)
                                             -----------   -----------   ------------   -----------
          Net loss applicable to common
            stockholders...................  $(7,916,984)  $(4,455,551)  $(13,794,735)  $(8,087,065)
                                             ===========   ===========   ============   ===========
Per share data:
  Basic and diluted net loss per share
     applicable to common stockholders.....  $     (0.25)  $     (0.19)  $      (0.44)  $     (0.35)
                                             ===========   ===========   ============   ===========
  Weighted average common shares
     outstanding:
     Basic and diluted.....................   31,654,758    23,766,309     31,653,466    23,163,442
                                             ===========   ===========   ============   ===========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                               RECEIVABLES
                                                                   FOR
                                                                PREFERRED
                           COMMON STOCK         ADDITIONAL         AND         NOTES AND
                       --------------------      PAID-IN         COMMON        INTEREST        DEFERRED      ACCUMULATED
                         SHARES      AMOUNT      CAPITAL          STOCK       RECEIVABLE     COMPENSATION      DEFICIT
                       ----------    ------    ------------    -----------    -----------    ------------    ------------

Balance January 1,
  2000...............  31,650,108    $2,712    $112,129,038    $(6,291,935)   $(5,630,418)     $111,420      $(27,221,126)
Interest on
  receivables........          --        --              --       (150,000)      (138,000)           --                --
Exercise of stock
  options............       4,650        --          22,506             --             --            --                --
Deferred
  compensation.......          --        --              --             --             --        50,000                --
Net loss.............          --        --              --             --             --            --       (13,794,735)
                       ----------    ------    ------------    -----------    -----------      --------      ------------
Balance June 30,
  2000...............  31,654,758    $2,712    $112,151,544    $(6,441,935)   $(5,768,418)     $161,420      $(41,015,861)
                       ==========    ======    ============    ===========    ===========      ========      ============



                           TOTAL
                       STOCKHOLDERS'
                          EQUITY
                       -------------

Balance January 1,
  2000...............   $73,099,691
Interest on
  receivables........      (288,000)
Exercise of stock
  options............        22,506
Deferred
  compensation.......        50,000
Net loss.............   (13,794,735)
                        -----------
Balance June 30,
  2000...............   $59,089,462
                        ===========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $(13,794,735)    $(7,756,073)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
  Depreciation and amortization.............................    18,377,773       8,531,777
  Loss on disposal/sale of equipment........................       124,878           4,572
  Compensation charge for issuance of common stock and stock
     options................................................        50,000       2,509,000
  Changes in assets and liabilities excluding effects of
     business combinations, net.............................    (3,105,198)      1,272,295
                                                              ------------    ------------
       Net cash provided by operating activities............     1,652,718       4,561,571
Cash flows used in investing activities:
  Business acquisition costs, net of cash acquired..........    (5,290,361)    (23,577,768)
  Purchase of property and equipment........................    (4,793,294)     (2,658,104)
                                                              ------------    ------------
       Net cash used in investing activities................   (10,083,655)    (26,235,872)
Cash flows provided by financing activities:
  Payments on capital leases................................    (1,424,224)       (262,767)
  Loan/payments to related party............................            --        (500,000)
  Payment of bank financing fees............................            --      (1,124,770)
  Proceeds from issuance of debt............................     4,100,000      25,200,000
  Proceeds from common stock issuance.......................        22,506             248
  Proceeds from preferred stock.............................            --         666,700
                                                              ------------    ------------
       Net cash provided by financing activities............     2,698,282      23,979,411
                                                              ------------    ------------
Net (decrease) increase in cash and cash equivalents........    (5,732,655)      2,305,110
Cash and cash equivalents at beginning of period............    18,062,396       2,350,292
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 12,329,741    $  4,655,402
                                                              ============    ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION:

     These condensed consolidated financial statements of Voyager.net, Inc. and its subsidiaries (the "Company") for the three and six months ended June 30, 2000 and 1999 and the related footnote information are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements included herein should be read in conjunction with the Company's audited consolidated financial statements and the related notes to the consolidated financial statements as of and for the year ended December 31, 1999, which are included in the Company's Form 10-K filed with the Securities and Exchange Commission and dated March 31, 2000. In management's opinion, the accompanying unaudited financial statements contain all adjustments (consisting of normal, recurring adjustments) which management considers necessary to present the consolidated financial position of the Company at June 30, 2000 and the results of its operations and cash flows for the three and six months ended June 30, 2000 and 1999. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations expected for the year ended December 31, 2000.

2.  BUSINESS COMBINATIONS:

     During the six months ended June 30, 2000, the Company acquired certain assets used in connection with the Internet access service business of two entities as described below:

     February 11, 2000, the Company purchased assets of Valley Business Equipment, Inc. for approximately $4,050,000. Approximately $3,910,000 was allocated to the acquired customer base cost as a result of this transaction.

     March 12, 2000, the Company purchased assets of Livingston On-Line for approximately $325,000. Approximately $310,000 was allocated to the acquired customer base cost as a result of this transaction.

     The unaudited pro forma combined historical results, as if the entities listed above had been acquired at the beginning of the six months ended June 30, 2000 and 1999, respectively, and if all entities acquired in 1999 had been acquired at the beginning of 1999 are included in the table below.


                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Revenues....................................................  $ 37,060    $ 31,223
Net loss....................................................   (13,900)    (15,925)
Basic and diluted loss per share............................     (0.44)      (0.70)


     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.  DEBT:

     The Company has a revolving available credit facility with a bank group in the amount of $60 million, with the option to extend to $70 million, on similar terms and conditions. The credit facility matures on June 30, 2005. The revolving credit facility agreement allows the Company to elect an interest rate.

                               VOYAGER.NET, INC.

any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 0.5% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of June 30, 2000 is approximately 8.70%. Automatic and permanent reductions of the maximum commitments begin June 30, 2001 and continue until maturity.

4.  EARNINGS PER SHARE:

     The impact of dilutive shares is not significant. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents of 3,983,847 would be antidilutive and have been excluded from per share calculations.

5.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                           ---------------------------
                                                              2000            1999
                                                           -----------    ------------
Cash paid during the period for interest.................  $ 1,731,501    $  1,359,051
Noncash financing and investing activities:
  In conjunction with the acquisitions described in Note
     2, liabilities were assumed as follows:
     Fair value of assets acquired.......................    5,848,698      27,343,972
     Business acquisition costs, net of cash acquired....   (5,290,361)    (23,577,768)
                                                           -----------    ------------
Liabilities assumed......................................  $   558,337    $  3,766,204
                                                           ===========    ============
Acquisition of equipment through capital lease...........  $ 2,455,598    $  1,478,600
Issuance of compensatory common stock and options........  $    50,000    $  1,044,000


6.  STOCK-BASED COMPENSATION PLAN:

     During the six months ended June 30, 2000, the Company granted 545,381 options to purchase common stock to certain members of management, employees and non-employees. At the grant date, all of the options granted vest in four equal annual installments beginning January 6, 2001. The exercise price for these options was not less than the fair market value of the Company's common stock on the grant date. Therefore, no additional compensation expense has been recognized in the six months ended June 30, 2000 for these options.

     During the six months ended June 30, 2000, the Company recognized compensation expense of $50,000 relating to options granted prior to January 1, 2000.

7.  RECENT ACCOUNTING INTERPRETATION:

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption.

                               VOYAGER.NET, INC.

     Although the Company is still in the process of reviewing SAB 101, it believes that its revenue recognition practices are in substantial compliance with SAB 101 for the year ending December 31, 2000 or that adoption of its provisions would not be material to its annual or quarterly results of operations.

8.  MERGER AGREEMENT:

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Voyager.net, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Voyager.net, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

PricewaterhouseCoopers LLP

Grand Rapids, Michigan
February 10, 2000, except for Note 18,
for which the date is March 12, 2000

                               VOYAGER.NET, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Currents assets:
  Cash and cash equivalents.................................  $  2,350,292    $ 18,062,396
  Accounts receivable, less allowance for doubtful accounts
     of $99,000 and $500,000 in 1998 and 1999...............       950,381       4,994,026
  Prepaid and other assets..................................       154,059       1,460,356
                                                              ------------    ------------
          Total current assets..............................     3,454,732      24,516,778
Property and equipment, net.................................     9,528,372      21,298,456
Intangible assets, net......................................    28,741,650      66,638,733
                                                              ------------    ------------
          Total assets......................................  $ 41,724,754    $112,453,967
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $    303,562    $  2,049,878
  Notes payable, related party..............................     2,252,713              --
  Accounts payable..........................................       659,351         520,326
  Other liabilities.........................................       855,727       3,696,845
  Deferred revenue..........................................     5,625,627      11,244,633
                                                              ------------    ------------
          Total current liabilities.........................     9,696,980      17,511,682
Commitments and contingencies...............................
Obligations under capital leases............................       751,613       2,192,594
Long-term debt..............................................    30,000,000      19,650,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 100,000 shares
     authorized, issued and outstanding in 1998 (includes
     6,667 shares in 1998 subject to purchase), authorized
     5,000,000 shares in 1999, none outstanding.............     8,274,819              --
  Common stock, $.0001 par value, authorized 25,000,000
     shares in 1998 and 50,000,000 shares in 1999; issued
     and outstanding, 22,216,308 shares in 1998 and
     31,650,108 shares in 1999..............................         1,792           2,712
  Additional paid-in capital................................     3,214,748     112,129,038
  Receivable and interest for preferred and common stock....      (666,700)     (6,291,935)
  Notes and interest receivable, stockholder................            --      (5,630,418)
  Deferred compensation.....................................     1,008,420         111,420
  Accumulated deficit.......................................   (10,556,918)    (27,221,126)
                                                              ------------    ------------
          Total stockholders' equity........................     1,276,161      73,099,691
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $ 41,724,754    $112,453,967
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997          1998            1999
                                                      ----------    -----------    ------------
Revenue:
  Internet access service...........................  $3,440,212    $10,588,963    $ 47,423,462
  Other.............................................      14,063        133,199       1,074,173
                                                      ----------    -----------    ------------
          Total revenue.............................   3,454,275     10,722,162      48,497,635
                                                      ----------    -----------    ------------
Operating expenses:
  Internet access service...........................   1,318,163      3,607,665      15,933,377
  Sales and marketing...............................   1,038,459      1,987,113       6,401,810
  General and administrative........................   1,461,720      3,405,870      14,150,924
  Depreciation and amortization.....................     394,385      3,862,041      23,836,385
  Compensation charge for issuance of common stock
     and stock options..............................          --      4,218,407       2,563,311
                                                      ----------    -----------    ------------
          Total operating expenses..................   4,212,727     17,081,096      62,885,807
                                                      ----------    -----------    ------------
Loss from operations before other income
  (expenses)........................................    (758,452)    (6,358,934)    (14,388,172)
Other income (expense):
  Interest income...................................      11,312         30,987         905,080
  Interest expense..................................     (72,932)      (942,766)     (2,645,857)
                                                      ----------    -----------    ------------
          Total other expense.......................     (61,620)      (911,779)     (1,740,777)
                                                      ----------    -----------    ------------
Net loss............................................    (820,072)    (7,270,713)    (16,128,949)
Preferred stock dividends...........................     (73,456)      (348,494)       (367,265)
                                                      ----------    -----------    ------------
          Net loss applicable to common
            stockholders............................  $ (893,528)   $(7,619,207)   $(16,496,214)
                                                      ==========    ===========    ============
Per Share Data:
Basic and diluted net loss per share applicable to
  common stockholders...............................  $     (.10)   $      (.43)   $       (.61)
                                                      ==========    ===========    ============
Weighted average common shares outstanding:
Basic and diluted...................................   8,878,498     17,655,484      27,238,084
                                                      ==========    ===========    ============


   The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                            PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                          --------------------   -------------------     PAID-IN
                                          SHARES      AMOUNT       SHARES     AMOUNT     CAPITAL
                                          -------   ----------   ----------   ------   ------------
                                                                                              >
Balance at January 1, 1997..............   20,000   $2,000,000    5,351,840   $ 432    $     44,374
Redemption of common stock..............       --           --   (2,341,120)   (189)        (44,374)
Issuance of common stock................       --           --   11,862,235     957           3,292
Issuance of preferred stock.............    5,000      500,000           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1997............   25,000    2,500,000   14,872,955   1,200           3,292
Conversion of notes payable to preferred
  stock and issuance of preferred and
  common stock..........................   40,324    4,032,419      446,400      36             144
Issuance of preferred and common
  stock.................................   15,000    1,500,000    4,664,953     376           1,505
Conversion of preferred dividends to
  preferred stock.......................    2,424      242,400           --      --              --
Issuance of common stock and options....       --           --    2,232,000     180       3,209,807
Deferred compensation...................       --           --           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1998............   82,748    8,274,819   22,216,308   1,792       3,214,748
Issuance of common stock................       --           --    1,240,000     100       7,354,900
Issuance of notes to stockholders.......       --           --           --      --              --
Proceeds from initial public offering...       --           --    7,425,000     743      99,454,156
Proceeds from preferred stock...........       --           --           --      --              --
Redemption of preferred stock...........  (82,748)  (8,274,819)          --      --              --
Payment of preferred stock dividends....       --           --           --      --              --
Exercise of stock options and vesting of
  restricted stock......................       --           --      768,800      77       2,105,234
Deferred compensation...................       --           --           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1999............       --   $       --   31,650,108   $2,712   $112,129,038
                                          =======   ==========   ==========   ======   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                               RECEIVABLE
                                   FOR
                                PREFERRED                                                    TOTAL
                                   AND        NOTES AND                                  STOCKHOLDERS'
                                 COMMON       INTEREST       DEFERRED     ACCUMULATED       EQUITY
                                  STOCK      RECEIVABLE    COMPENSATION     DEFICIT        (DEFICIT)
                               -----------   -----------   ------------   ------------   -------------
Balance at January 1, 1997...  $        --   $        --   $        --    $ (2,193,296)  $   (148,490)
Redemption of common stock...           --            --            --         (30,437)       (75,000)
Issuance of common stock.....           --            --            --              --          4,249
Issuance of preferred
  stock......................           --            --            --              --        500,000
Net loss.....................           --            --            --        (820,072)      (820,072)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1997.......................           --            --            --      (3,043,805)      (539,313)
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock...............     (666,700)           --            --              --      3,365,899
Issuance of preferred and
  common stock...............           --            --            --              --      1,501,881
Conversion of preferred
  dividends to preferred
  stock......................           --            --            --        (242,400)            --
Issuance of common stock and
  options....................           --            --            --              --      3,209,987
Deferred compensation........           --            --     1,008,420              --      1,008,420
Net loss.....................           --            --            --      (7,270,713)    (7,270,713)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1998.......................     (666,700)           --     1,008,420     (10,556,918)     1,276,161
Issuance of common stock.....   (6,291,935)           --            --              --      1,063,065
Issuance of notes to
  stockholders...............           --    (5,630,418)           --              --     (5,630,418)
Proceeds from initial public
  offering...................           --            --            --              --     99,454,899
Proceeds from preferred
  stock......................      666,700            --            --              --        666,700
Redemption of preferred
  stock......................           --            --            --              --     (8,274,819)
Payment of preferred stock
  dividends..................           --            --            --        (535,259)      (535,259)
Exercise of stock options and
  vesting of restricted
  stock......................           --            --    (1,090,000)             --      1,015,311
Deferred compensation........           --            --       193,000              --        193,000
Net loss.....................           --            --            --     (16,128,949)   (16,128,949)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1999.......................  $(6,291,935)  $(5,630,418)  $   111,420    $(27,221,126)  $ 73,099,691
                               ===========   ===========   ===========    ============   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1997           1998            1999
                                                     ----------    ------------    ------------
Cash flows from operating activities:
  Net loss.........................................  $ (820,072)   $ (7,270,713)   $(16,128,949)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.................     394,385       3,862,041      23,836,385
     Interest on stockholder notes and
       receivable..................................          --              --        (422,353)
     (Gain) loss on sale of equipment..............      (7,071)          5,952              --
     Compensation charge for issuance of common
       stock and stock options.....................          --       4,218,407       2,563,311
     Changes in assets and liabilities excluding
       effects of business combinations:
       Accounts receivable.........................     (28,199)       (513,909)     (3,292,112)
       Prepaids and other assets...................     (24,251)       (104,990)     (1,939,885)
       Accounts payable............................    (237,551)        512,591        (329,443)
       Accrued expenses............................     137,486         831,577       2,708,626
       Deferred revenue............................     187,203       1,160,698        (468,851)
                                                     ----------    ------------    ------------
          Net cash provided by (used in) operating
            activities.............................    (398,070)      2,701,654       6,526,729
Cash flows used in investing activities:
  Business acquisition costs, net of cash
     acquired......................................          --     (32,850,289)    (55,630,048)
  Purchase of property and equipment...............    (661,312)     (1,514,323)     (5,032,682)
  Proceeds from the sale of equipment..............      87,282          28,248              --
                                                     ----------    ------------    ------------
          Net cash used in investing activities....    (574,030)    (34,336,364)    (60,662,730)
Cash flows provided by financing activities:
  Payments on capital leases.......................     (54,216)        (54,565)     (2,122,110)
  Proceeds from notes payable......................          --       2,800,000              --
  Proceeds from common stock.......................       4,249           2,061             311
  Proceeds from preferred stock....................     500,000       2,065,719         666,700
  Redemption of common stock.......................     (75,000)             --              --
  Advances from related party......................   1,127,777           4,047              --
  Payments to related party........................     (15,000)        (25,521)             --
  Issuance of loan to stockholder..................          --              --      (5,500,000)
  Payment of bank financing fees...................          --      (1,325,530)     (1,474,770)
  Proceeds from issuance of debt...................          --      30,000,000      49,850,000
  Payment of preferred stock dividends.............          --              --        (535,259)
  Payment of debt..................................          --              --     (60,200,000)
  Proceeds from initial public offering............          --              --     101,925,743
  Payment of initial public offering expenses......          --              --      (2,470,844)
  Redemption of preferred stock....................          --              --      (8,274,819)
  Payment of note payable..........................          --              --      (2,016,847)
                                                     ----------    ------------    ------------
          Net cash provided by financing
            activities.............................   1,487,810      33,466,211      69,848,105
                                                     ----------    ------------    ------------
Net increase in cash...............................     515,710       1,831,501      15,712,104
Cash and cash equivalents at beginning of year.....       3,081         518,791       2,350,292
                                                     ----------    ------------    ------------
Cash and cash equivalents at end of year...........  $  518,791    $  2,350,292    $ 18,062,396
                                                     ==========    ============    ============


   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization and basis of presentation

     Voyager.net, Inc. (the "Company ") owns 100% of Voyager Information Networks, Inc., which was incorporated in the State of Michigan in 1994. Voyager.net was incorporated in 1998 in the State of Delaware under the name Voyager Holdings, Inc. The Company's name was changed to Voyager.net, Inc. on April 29, 1999. The Company provides full service access to the Internet for corporate and residential users in Michigan, Illinois, Indiana, Minnesota, Ohio and Wisconsin.

   Revenue recognition

     The Company recognizes revenue for dial-up Internet access services, dedicated Internet access services and value-added Web services when the services are provided. Dial-up and dedicated Internet access service plans range from one month to one year. Value-added Web services are sold on a monthly basis. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

   Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

   Property and equipment

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Equipment acquired under capital leases is depreciated over the related lease terms or the estimated productive useful lives, depending on the criteria met in determining the qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

   Intangible assets

     Intangible assets consist primarily of the cost of the acquired customer base. The acquired customer base is amortized using the straight-line method over 3 years based on the estimated customer churn rate. Bank financing fees, included in intangible assets, are being amortized on a straight-line basis over the term of the related debt. Other intangible assets are amortized over a 10 year period. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which the impairment in value is determined.

   Advertising costs

     Advertising  costs  are  expensed  as  incurred.   Advertising  expense  of
approximately $372,000, $185,000 and $1,174,000 was charged to operations in 1997, 1998 and 1999, respectively.

   Financial instruments

     The Company's financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments," consist of cash, notes payable and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at December 31, 1998 and 1999.

   Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               VOYAGER.NET, INC.

   Income taxes

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial and tax accounting.

2. BUSINESS COMBINATIONS

     In 1998 and 1999, the Company acquired certain assets used in connection with the Internet access service business as follows:


                                                                                     PURCHASE
ACQUISITION DATE                         ACQUIRED ASSETS                              PRICE
----------------   ------------------------------------------------------------    -----------
1998:
July 1             CDL Corp....................................................    $    69,000
July 1             Internet-Michigan, Inc. ....................................        215,000
July 31            Freeway, Inc. ..............................................      3,991,000
September 23       EXEC-PC, Inc. ..............................................     24,815,000
October 2          Netimation, Inc. ...........................................        318,000
October 2          NetLink Systems, L.L.C. ....................................      3,428,000
November 20        Add, Inc. ..................................................         14,000
                                                                                   -----------
                                                                                   $32,850,000
                                                                                   ===========
1999:
January 15         Hoosier On-Line Systems, Inc. ..............................    $ 2,347,000
February 24        Infinite Systems, Ltd. .....................................      3,100,000
March 10           Exchange Network Services, Inc. ............................      3,531,000
April 23           StarNet, Inc. ..............................................      2,013,000
May 7              GDR Enterprises, Inc. ......................................      9,125,000
June 4             Edgeware, Inc. d/b/a PCLink.com.............................      1,922,000
June 17            Core Digital Communications, Inc. ..........................      1,320,000
June 25            American Information Services, Inc. ........................      1,206,000
September 2        Data Management Consultants, Inc. ..........................      2,073,000
September 8        Net Direct..................................................      4,519,000
September 14       Raex........................................................      4,370,000
September 21       Internet Connection Services, LLC...........................        708,000
September 22       MichWeb, Inc. ..............................................        521,000
October 4          ComNet, LLC.................................................      8,886,000
October 7          TDI Internet Services, Inc. ................................      1,831,000
October 7          Choice Dot Net, LLC.........................................      1,765,000
November 9         Internet Illinois...........................................      1,811,000
December 10        Wholesale ISP...............................................      4,693,000
                                                                                   -----------
                                                                                   $55,741,000
                                                                                   ===========


     The aforementioned acquisitions were accounted for using the purchase method of accounting. The operations of the entities are included in the income statement of Voyager.net from the acquisition date forward. For each acquisition, the excess of cost of the acquired assets less liabilities assumed resulted in a substantial portion of the purchase price being allocated to the acquired customer base (see Note 4).

                               VOYAGER.NET, INC.

     The unaudited pro forma combined historical results for the year of acquisition and the preceding year, as if the entities listed above had been acquired at the beginning of the year ended December 31, 1997, 1998 or 1999, respectively, are included in the table below. The pro forma combined historical results for CDL Corp., Internet-Michigan, Inc., Netimation, Inc., Add, Inc., StarNet, Inc., American Information Services, Inc. and Internet Connection Services, LLC were not deemed to be material and are not included for the year ended December 31, 1997, 1998 and 1999.



                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1998        1999
                                                     --------    --------    --------
                                                                                   >
Revenue............................................  $ 14,120    $ 43,296    $ 62,858
Net Loss...........................................   (12,590)    (37,656)    (24,918)
Basic and diluted net loss per share...............     (1.43)      (2.13)      (0.91)

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3. PROPERTY AND EQUIPMENT

     Cost of property and equipment and depreciable lives are summarized as follows:


                                                                             DEPRECIABLE
                                                  1998           1999        LIFE-YEARS
                                               -----------    -----------    -----------
Computer equipment...........................  $ 8,461,789    $18,649,572       5
Office equipment.............................      230,009      1,293,331       7
Furniture and fixtures.......................       96,559        776,886      5-7
Software.....................................      389,863        862,403      3-5
Equipment acquired under capital lease.......    1,178,525      5,365,475       5
Vehicles.....................................       32,807         32,807       5
Building improvements........................      860,526      1,386,534     7-10
                                               -----------    -----------
                                                11,250,078     28,367,008
Less accumulated depreciation................   (1,721,706)    (7,068,552)
                                               -----------    -----------
Property and equipment, net..................  $ 9,528,372    $21,298,456
                                               ===========    ===========

                               VOYAGER.NET, INC.

Depreciation expense of approximately $393,000, $842,000 and $4,992,000 was charged to operations in 1997, 1998 and 1999, respectively.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:



                                                      1998            1999
                                                   -----------    ------------

Acquired customer base...........................  $30,127,837    $ 85,311,158
Bank financing fees..............................    1,348,182       2,625,563
Other............................................      237,658         299,864
                                                   -----------    ------------
                                                    31,713,677      88,236,585
Less accumulated amortization....................   (2,972,027)    (21,597,852)
                                                   -----------    ------------
Intangible assets, net...........................  $28,741,650    $ 66,638,733
                                                   ===========    ============

                               VOYAGER.NET, INC.

5. CAPITAL LEASES

     The Company leases computer equipment under capital leases expiring in various years through the year 2002. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The net book value of these assets as of December 31, 1998 and 1999 was $982,222 and $4,319,370, respectively. Depreciation of assets under capital leases is included in depreciation expense.

     Future minimum lease payments under capital leases as of December 31, 1999 are as follows:



2000........................................................  $ 2,355,280
2001........................................................    2,015,212
2002........................................................      341,263
                                                              -----------
Total minimum lease payments................................    4,711,755
Less amount representing interest...........................     (469,283)
                                                              -----------
Present value of net minimum lease payments.................  $ 4,242,472
Less current portion........................................   (2,049,878)
                                                              -----------
Long-term portion of obligations under capital leases.......  $ 2,192,594
                                                              ===========


6. RELATED PARTY TRANSACTIONS

     The notes payable, related party, represent principal and interest payable on demand to Horizon Cable I Limited Partnership, an entity under common management. Interest on the notes was at rates of 10.5 percent in 1997, 8.0 and
8.5 percent in 1998 and in 1999. Concurrent with the Company's initial public offering, these notes, including accumulated interest, were paid in the amount of $2,336,174.

     On July 31, 1998, the Company issued to a majority stockholder $2,800,000 in notes payable at interest of 8 percent per annum. These notes, along with $32,526 of accrued interest and cash in the amount of $533,333, were converted into 33,657 shares of preferred stock for $100 per share and 446,400 shares of common stock for $1,881.

7. OTHER LIABILITIES

     Other liabilities consist of the following:



                                                         1998         1999
                                                       --------    ----------

Accrued payroll and related expenses.................  $272,654    $  983,197
Accrued expenses.....................................   465,732     2,697,350
Other................................................   117,341        16,298
                                                       --------    ----------
                                                       $855,727    $3,696,845
                                                       ========    ==========


8. DEBT

     In July 1999, the Company re-negotiated its revolving available credit facility with its bank group concurrent with its initial public offering (see
Note 11) for a $60 million line of credit, with the option to extend to $70 million on similar terms and conditions. The credit facility matures on September 30, 2005. At December 31, 1999, $19,650,000 was outstanding under the credit facility. Interest is payable quarterly through maturity. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 1.0% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of December 31,

                               VOYAGER.NET, INC.

1999 is approximately 9.0% with an effective weighted average rate of approximately 8.6% and 8.4% at December 31, 1998 and 1999, respectively. Commitment fees on the unused credit facility are 0.5%. Automatic and permanent reductions of the maximum commitments begin April 2001 and continue until maturity. Based on the balance as of December 31, 1999, the scheduled permanent reductions of long-term debt are as follows:



YEAR
----

2000                                                      $        --
2001....................................................      982,500
2002....................................................    2,456,250
2003....................................................    4,421,250
2004....................................................    6,263,438
Thereafter..............................................    5,526,562
                                                          -----------
                                                          $19,650,000
                                                          ===========


     The revolving credit facility is collateralized by all of the Company's tangible and intangible personal property and fixtures as well as substantially all of the issued and outstanding equity securities of the Company.

     The revolving credit facility is subject to an agreement that contains, among other provisions, certain financial covenants. These financial covenants include maintenance of a minimum fixed charges ratio, a total interest coverage ratio, and a leverage ratio.

9. INCOME TAXES

     The Company's effective tax rate varies from the statutory rate as follows:


                                                              1997     1998     1999
                                                              -----    -----    -----
Statutory rate..............................................   35.0%    35.0%    35.0%
Effect of graduated tax rate................................   (1.0)    (1.0)    (1.0)
Change in valuation allowance...............................  (34.0)   (34.0)   (34.0)
                                                              -----    -----    -----
                                                                0.0%     0.0%     0.0%
                                                              =====    =====    =====

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and accordingly a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                 1997           1998           1999
                                              -----------    -----------    -----------
Net operating loss carryforward.............  $ 1,055,000    $ 2,750,000    $ 1,700,000
Intangible assets...........................           --        755,000      5,900,000
Fixed assets................................       18,000         13,000       (800,000)
                                              -----------    -----------    -----------
Deferred tax assets.........................    1,073,000      3,518,000      6,800,000
Valuation allowance.........................   (1,073,000)    (3,518,000)    (6,800,000)
                                              -----------    -----------    -----------
Net deferred tax assets.....................  $        --    $        --    $        --
                                              ===========    ===========    ===========

     Net operating loss ("NOL") carryforwards expire in years 2013 through 2018. NOLs totaled $3,102,000, $5,500,000 and $5,000,000 at December 31, 1997, 1998
and 1999, respectively.

                               VOYAGER.NET, INC.

10. RETIREMENT SAVINGS PLAN

     In 1997, the Company established a retirement savings 401(k) plan for all employees. The Company can make discretionary matching contributions to the plan. Contributions to the plan totaled approximately $7,300, $15,000 and $53,000 in 1997, 1998 and 1999, respectively.

11. EQUITY TRANSACTIONS

     On July 21, 1999, the Company completed its initial public offering in which it sold 7,425,000 shares of common stock at $15.00 per share resulting in net proceeds of $99,454,899. In addition, a total of 1,575,000 shares were offered for sale by the stockholders. Upon the closing of the offering, $60,622,173 of senior bank debt and accrued interest and fees were repaid, $8,810,078 of preferred stock and cumulative dividends were redeemed, and $2,336,174 of subordinated notes and accrued interest were repaid. The remainder of the proceeds were used for general corporate purposes, including acquisitions and capital expenditures.

     On January 11, 1999, the Company issued to a member of management and the Chairman of the Board, an aggregate 1,240,000 shares of common stock at $4.84 per share in exchange for promissory notes receivable in the aggregate amount of $6,000,000 which are due January 11, 2003 and have an interest rate of 5% per annum compounded annually. The notes are collateralized by a pledge of the related shares of common stock and are a recourse obligation to these individuals in the amount of 25% of the outstanding principal and 100% of the accrued interest.

     In April 1999, the Company loaned a member of senior management $500,000. It is payable in three years and accrues interest at 5% per year. The loan is uncollateralized and the Company has full recourse against the borrower. Additionally, in July 1999, the Company loaned $5 million to the same individual. It is due in 2003 and accrues interest at 5% per year. The loan is collateralized by a pledge of 416,667 shares of common stock and is a recourse obligation of the borrower in the amount of 25% of the outstanding principal and 100% of the accrued interest on the loan.

     In May 1999, the Company sold an aggregate 6,667 shares of series A preferred stock to certain shareholders pursuant to the exercise of an option to purchase shares of series A preferred stock in the stock purchase agreement, for an aggregate purchase price of $666,700.

     On September 23, 1998, the Company issued 33,657 shares of preferred stock at $100 per share and 446,400 shares of common stock in exchange for $2,800,000 notes payable to its majority stockholders along with $32,566 in accrued interest and $533,513 in cash. Also on September 23, 1998, the Company converted accumulated preferred stock dividends in the amount of $242,400 through September 23, 1998 into 2,424 shares of preferred stock at $100 per share.

     On June 24, 1999, July 6, 1998 and August 22, 1997, the Board of Directors declared a stock split of 1.24 for 1, a 20 for 1 and a 100 for 1, respectively. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of these stock splits for all periods presented.

12. STOCK-BASED COMPENSATION PLAN

     In 1998, a Stock Option and Incentive Plan (the "Plan") was established. The Plan provides for the ability to issue Stock Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights. As of December 31, 1999, there were 4,816,160 options to purchase common stock authorized with 1,626,658 options available for issuance.

                               VOYAGER.NET, INC.

     The Plan provides for the granting of options to officers, employees, consultants, members of the Board of Directors and other key persons for purchase of the Company's common shares. The Plan is administered by the Board of Directors. No option can be for a term of more than ten years from the grant date. The option price and the vesting provisions are determined by the Board of Directors at the time of the grant.

     Stock option activity under the Plan during the year ended December 31, 1998 and 1999 (there were no stock options granted during 1997) are as follows:


                                                                           WEIGHTED
                                                               NUMBER      AVERAGE
                                                                 OF        EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding at January 1, 1998..............................         --          --
Granted.....................................................    768,800    $  .0004
Exercised, forfeited and expired............................         --          --
                                                              ---------    --------
Outstanding at December 31, 1998............................    768,800       .0004
                                                              ---------    --------
Granted.....................................................  3,297,980      13.431
Exercised...................................................    768,800       .0004
Forfeited...................................................         --          --
Expired.....................................................    101,894     14.6609
                                                              ---------    --------
Outstanding at December 31, 1999............................  3,196,086    $13.3992
                                                              =========    ========
Exercisable at December 31, 1999............................    558,000    $  15.00
                                                              =========    ========


     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock and stock options issued to employees. During 1998, the Company granted 768,800 options to purchase common stock to certain members of management of which 582,800 options were fully vested and the remaining 186,000 options became fully vested in January 1999. During 1999, the Company granted 3,297,980 options to purchase common stock; 3,130,580 were granted at market prices and 167,400 were granted at $4.84 per share which was less than market price. The weighted-average remaining contractual life of the options outstanding at December 31, 1999 is in approximately 10 years. During 1998, the Company issued 2,232,000 shares of restricted common stock to certain members of management for a nominal amount; 496,000 of which were subject to certain vesting provisions at December 31, 1998 through October 2002. During 1999, the Company issued an aggregate of 1,240,000 shares of restricted common stock at $4.84 per share to a member of management and the Chairman of the Board. Certain of these shares were subject to vesting through 2003. Prior to the Company's initial public offering, all shares of the unvested restricted common stock were accelerated and became 100% fully vested. The weighted average fair value at issuance for the restricted common stock and options were $1.77 and $6.16 per share at December 31, 1998 and 1999, respectively. Accordingly, the Company recorded compensation expense of $4,218,407 and $2,563,311 for the years ended December 31, 1998 and 1999, respectively.

                               VOYAGER.NET, INC.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Under SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1999 would have been adjusted to the pro forma amounts indicated in the following table:

                                                              1998            1999
                                                           -----------    ------------
Net loss applicable to common stockholders:
  As reported............................................  $(7,619,207)   $(16,496,215)
  Pro forma..............................................  $(8,737,394)   $(26,346,231)
Loss per share:
  As reported:
     Basic and diluted...................................  $      (.43)   $       (.61)
  Pro forma:
     Basic and diluted...................................  $      (.49)   $       (.97)


     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                               1998       1999
                                                              -------    -------
Risk free rate..............................................      5.7%       4.6%
Expected dividends..........................................       --         --
Expected life...............................................  5 years    4 years
Volatility assumption.......................................       76%        75%



13. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:


                                                      YEARS ENDED DECEMBER 31
                                              ----------------------------------------
                                                1997          1998            1999
                                              ---------    -----------    ------------
Net loss....................................  $(820,072)   $(7,270,713)   $(16,128,949)
Less preferred stock dividends..............    (73,456)      (348,494)       (367,265)
                                              ---------    -----------    ------------
Net loss applicable to common
  stockholders..............................  $(893,528)   $(7,619,207)   $(16,496,214)
                                              ---------    -----------    ------------
Basic and diluted weighted average common
  shares outstanding........................  8,878,498     17,655,484      27,238,084
                                              =========    ===========    ============
Basic and diluted net loss per share
  applicable to common stockholders.........  $    (.10)   $      (.43)   $       (.61)
                                              =========    ===========    ============


     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents would be anti-dilutive and have been excluded from the per share calculations for 1999. The impact of dilutive shares was not significant for 1997 and 1998.

                               VOYAGER.NET, INC.

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The following is the supplemental cash flow information for all periods presented:


                                                         YEARS ENDED DECEMBER 31
                                                  --------------------------------------
                                                    1997         1998           1999
                                                  --------   ------------   ------------
Cash paid during the year for interest..........  $  7,604   $    632,027   $  2,718,404
Noncash financing and investing activities:
  In connection with the acquisitions described
     in Note 2, liabilities were assumed as
     follows:
     Fair value of assets acquired..............        --     37,890,628     60,721,084
     Business acquisition costs, net of cash
       acquired.................................        --    (32,850,289)   (55,630,048)
                                                  --------   ------------   ------------
Liabilities assumed.............................        --   $  5,040,339   $  5,091,036
                                                  ========   ============   ============
Acquisition of equipment through capital
  lease.........................................  $159,974   $    951,117   $  4,861,250
Conversion of note payable and accumulated
  dividends to preferred stock..................  $     --   $  3,042,400   $         --
Issuance of compensatory common stock and
  options.......................................  $     --   $  4,218,407   $  2,563,311
Issuance of common stock in exchange for
  promissory notes..............................  $     --   $         --   $         --


15. COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities, point of presence locations, certain network equipment and vehicles under operating lease agreements that expire in the years 2000, 2001, 2002, 2003, 2004 and 2007. The following is a schedule of future minimum rental payments under these leases:



YEAR
----

2000.....................................................  $1,004,738
2001.....................................................     813,663
2002.....................................................     768,092
2003.....................................................     673,190
2004.....................................................     380,748
Thereafter...............................................     922,703
                                                           ----------
                                                           $4,563,134
                                                           ==========


     In addition to these leases, the Company also leases point of presence locations under lease terms of less than one year.

     Rent expense under all operating leases of approximately $103,000, $190,000 and $760,000 was charged to operations in 1997, 1998 and 1999, respectively.

16. SEGMENT REPORTING

     The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type. Sales are substantially derived from one service line, Internet access service, and are residential and business customers in the Midwestern United States. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization and non-recurring, non-cash compensation charges.

                               VOYAGER.NET, INC.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                           FOR THE THREE MONTHS ENDED
                                              -----------------------------------------------------
                                                                      1999
                                              -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                              -----------   -----------   -----------   -----------
Total revenue...............................  $ 8,519,226   $10,713,899   $12,904,996   $16,359,514
Loss from operations before other income
  (expense).................................   (2,694,505)   (3,247,499)   (3,169,243)   (5,276,925)
Net loss....................................   (3,466,018)   (4,290,055)   (3,357,604)   (5,015,272)
Basic and diluted net loss per share
  applicable to common stockholders.........  $      (.16)  $      (.19)  $      (.11)  $      (.16)
Weighted average common shares outstanding,
  basic and diluted.........................   22,987,865    23,776,309    30,084,336    31,650,108


                                                                      1998
                                              -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                              -----------   -----------   -----------   -----------
Total revenue...............................  $ 1,135,244   $ 1,222,266   $ 2,045,296   $ 6,319,356
Income (loss) from operations before other
  income (expense)..........................      102,866       (39,587)     (944,947)   (5,477,266)
Net income (loss)...........................       63,825       (77,981)   (1,040,681)   (6,215,876)
Basic and diluted net loss per share
  applicable to common stockholders.........  $        --   $      (.01)  $      (.06)  $      (.29)
Weighted average common shares outstanding,
  basic and diluted.........................   14,998,673    15,021,831    18,255,050    22,210,920


18. SUBSEQUENT EVENTS (UNAUDITED)

     On February 11, 2000, the Company purchased assets from Valley Business Equipment, Inc. for approximately $4,100,000 of which approximately $3,700,000 was remitted to Valley Business Equipment, Inc. and the remainder was deposited in an escrow account. Approximately $4,000,000 was allocated to the acquired customer base cost as a result of this transaction.

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.